Exhibit 99.1

National Bank Holdings Corporation Appoints New Board Director

Company Release – March 15, 2024

DENVER. - (Globe Newswire) - National Bank Holdings Corporation (NYSE: NBHC) announced today that its Board of Directors appointed Ms. Robin Doyle as a Director of the Company, effective March 18, 2024. Doyle will serve on the Audit & Risk Committee.

Doyle’s distinguished career in international financial services has spanned over three decades with a focus in finance, regulatory affairs and risk management. She spent 28 years at J.P. Morgan in several senior management roles including managing director in their Office of Regulatory Affairs, and chief financial officer for the firm’s risk management organization. After retiring from J.P. Morgan in 2021, Doyle started her own consulting firm focused on strengthening client’s data and risk management capabilities. Doyle is on the board of Dress for Success Center New Jersey and serves as a member of the Executive Committee and chair of the Finance Committee. She has served as a founding board member of the Global Legal Entity Identifier Foundation, a founding board member for the Rutgers Business School Center for Women in Business, the Rutgers Business School Dean’s Advisory Board, the board of New Jersey Junior Achievement, and the board of Easter Seals of New Jersey. Doyle has an MBA in Finance and a BS in Accounting from Rutgers University and she is certified as a CPA.

Tim Laney, the Company’s Chairman, President and Chief Executive Officer, said, “We are pleased to welcome Robin to our Board of Directors. Her strong audit and risk background complements the skills and experience of our established Board. We believe she will bring valuable insight as we continue to be vigilant around protecting our organization, our clients, and our communities.”

About National Bank Holdings Corporation

National Bank Holdings Corporation is a bank holding company created to build a leading community bank franchise, delivering high quality client service and committed to stakeholder results. Through its bank subsidiaries, NBH Bank and Bank of Jackson Hole Trust, National Bank Holdings Corporation operates a network of over 90 banking centers, serving individual consumers, small, medium and large businesses, and government and non-profit entities. Its banking centers are located in its core footprint of Colorado, the greater Kansas City region, Utah, Wyoming, Texas, New Mexico and Idaho. Its comprehensive residential mortgage banking group primarily serves the bank’s core footprint. Its trust and wealth management business is operated in its core footprint under the Bank of Jackson Hole Trust charter. NBH Bank operates under a single state charter through the following brand names as divisions of NBH Bank: in Colorado, Community Banks of Colorado and Community Banks Mortgage; in Kansas and Missouri, Bank Midwest and Bank Midwest Mortgage; in Texas, Utah, New Mexico and Idaho, Hillcrest Bank and Hillcrest Bank Mortgage; and in Wyoming, Bank of Jackson Hole and Bank of Jackson Hole Mortgage. Additional information about National Bank Holdings Corporation can be found at www.nationalbankholdings.com. For more information visit: cobnks.com, bankmw.com, hillcrestbank.com, bankofjacksonhole.com, or nbhbank.com, or connect with any of our brands on LinkedIn.

Contact:

Analysts/Institutional Investors:
Aldis Birkans, 720-554-6640
Chief Financial Officer ir@nationalbankholdings.com

or

Media:
Jody Soper, 303-784-5925
Chief Marketing Officer
Jody.Soper@nbhbank.com

Source: National Bank Holdings Corporation